Exhibit (h)(8)

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

AND

BOSTON FINANCIAL DATA SERVICES, INC.

(PIMCO Funds)

Schedule A	Portfolios
Schedule 1.2(i)	AML and CIP Delegation
Schedule 2.1	Third Party Administrator(s) Procedures
Schedule 3.1	Fees and Expenses

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 3rd day of October 2008, by and between PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company, having its principal office and place of business at 840 Newport Center Drive, Newport Beach, CA 92660 (the “Administrator”), on behalf of the PIMCO Funds (the “Trust”) and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 (the “Transfer Agent”).

WHEREAS, the Administrator administers all of the operations of the Trust pursuant to a Supervision and Administration Agreement between the Trust and the Administrator, and procures or provides for the procurement on behalf of the Trust, at the Administrator’s expense, certain supervisory and administrative and other services, including among others, transfer agency and recordkeeping services;

WHEREAS, the Trust is authorized to issue shares in a separate series, such series shall be named under the Trust in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, it is contemplated that additional Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17; and

WHEREAS, the Administrator on behalf of the Trust and the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1

Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Administrator on behalf of the Trust and the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the Trust’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of the Trust and of any Portfolios of the Trust (“Shareholders”) and described in the currently effective prospectus(es) and statement(s) of additional information of the Trust, on behalf of the applicable Portfolio, including without limitation any periodic investment plan, dividend reinvestment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Transfer Agent and the Trust and its Portfolios (the “Procedures”), with such changes or deviations therefrom as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

(a) Establish each Shareholder’s account in the applicable Portfolio on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of a Portfolio as identified by the Trust (the “Custodian”);

(c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e) In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers or other intermediaries authorized by the Administrator on behalf of the Trust and the respective Portfolios;

(f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders or other appropriately designated payees;

(g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h) Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the applicable Portfolio;

(i) If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification reasonably satisfactory to the Transfer Agent and protecting the Transfer Agent, the Trust and the applicable Portfolios, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(j) Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost. If requested in proper and reasonable form, such stop orders and replacements will be deemed to have been made at the request of a Portfolio, and, as between such Portfolio and the Transfer Agent, the Portfolio shall be responsible for all losses or claims resulting from such replacement;

(k) Maintain records of, account for, and advise the Trust through its Administrator, and the Shareholders as to the foregoing;

(l) Record the issuance of Shares of the Trust and each Portfolio and maintain pursuant to SEC Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”), a record of the total number of full and fractional Shares of the Trust and each Portfolio which are authorized, based upon data provided to it by the Administrator on behalf of the Trust and each Portfolio, and issued and outstanding. The Transfer Agent shall also provide the Administrator on a regular basis with the total number of full and fractional Shares of the Trust and each Portfolio which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Administrator on behalf of the Trust and each Portfolio;

(m) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Administrator, the Trust or a Portfolio or any other person or firm on behalf of the Administrator, the Trust or a Portfolio or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders, or directly from individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and it will be the responsibility of the Administrator and Trust to require the Trust’s broker-dealers or TPAs to retain appropriate documentation. E-mail exchanges on routine matters may be made directly with the Administrator and the Trust’s contact at the Transfer Agent;

(n) Maintain and manage, as agent for the Administrator on behalf of the Trust and the Portfolios, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Portfolio dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(o) Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence;

(p) Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures; and

(q) Except as otherwise instructed by the Administrator on behalf of the Trust, the Transfer Agent shall process all transactions in the Trust in accordance with the procedures mutually agreed upon by the Administrator and the Transfer Agent with respect to the proper net asset value to be applied to purchases received in good order by the Transfer Agent or by the Administrator or any other person or firm on behalf of the Administrator or the Trust or from broker-dealers of record or third-party administrators or individual Shareholders before cut-offs established by the Trust. The Transfer Agent shall report to Administrator any known exceptions to the foregoing.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent, service agent of certain retirement plans, and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any dividend reinvestment plan, periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; preparing shareholder lists for meetings; arranging for mailing of Shareholder reports and prospectuses and statements of additional information to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information;

(b) Control Book (also known as “Super Sheet”). The Transfer Agent shall maintain a daily record and produce a daily report for the Administrator on behalf of the Trust and the Portfolios of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust and each of its Portfolios for each business day (including information relating to transactions, receipts and disbursements relating to a particular business day but transmitted to the Transfer Agent on the next business day) to the Administrator no later than 12:00 PM Eastern Time, or such earlier time as the Administrator may reasonably require, on the next business day;

(c) “Blue Sky” Reporting. The Administrator on behalf of the Trust shall identify to the Transfer Agent in writing the states and countries where the Shares of the Trust are registered or exempt, and the number of Shares registered for sale with respect to each state or country, as applicable. The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Administrator on behalf of the Trust shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country. The responsibility of the Transfer Agent for the Trust’s blue sky registration status is solely limited to the initial establishment of the parameters provided by the Administrator on behalf of the Trust for the vendor’s system and the daily transmission of a file to such vendor in order that the vendor may provide reports to the Trust or the Administrator for monitoring. Notwithstanding the foregoing, upon the Administrator’s instruction, the Transfer Agent shall reverse share transactions effected in states and countries in which Shares are not properly registered and shall work with the Administrator on behalf of the Trust and the Trust’s designees on Blue Sky reporting and related matters upon request;

(d) National Securities Clearing Corporation (the “NSCC”). The Transfer Agent shall (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of Shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Portfolios), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers or other intermediaries on the Trust dealer file maintained by the Transfer Agent; (ii) issue instructions to a Portfolio’s banks for the settlement of transactions between the Portfolio and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Portfolio’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e) Performance of Certain Services by the Administrator, the Trust or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1, may be established in writing from time to time by agreement between the Administrator and the Transfer Agent. If agreed to in writing by the Administrator and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services and the Administrator, the Trust or its agent may perform these services on the Trust’s or a Portfolio’s behalf;

(f) Anti-Money Laundering (“AML”) Delegation. The Administrator on behalf of the Trust and the Portfolios hereby delegates to the Transfer Agent certain AML duties under this Agreement and the parties hereby agree to such duties and terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(f), the Administrator on behalf of the Trust and the Portfolios, agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties (as set forth on the attached Schedule 3.1);

(g) Call Center Services. The Transfer Agent shall answer telephone inquiries during the mutually agreed upon hours for each Portfolio class on each day on which the New York Stock Exchange is open for trading. Currently, the agreed upon hours for the call center are 8 a.m. to 8 p.m. E.T. for classes A, B, C, D, and R, and from 8 a.m. to 6 p.m. E.T. for classes P, Administrative and Institutional. The parties may modify those hours from time to time by mutual written agreement. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Portfolios and broker-dealers and other intermediaries on behalf of such Shareholders in accordance with the telephone scripts provided by the Administrator to the Transfer Agent, such inquiries may include, but not be limited to, requests for information on account set-up and maintenance, general questions regarding the operation of the Trust or a Portfolio, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Administrator on behalf of the Trust and the Portfolios, agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;

(h) Short Term Trade Monitoring. The Transfer Agent will provide the Administrator with periodic reports on trading activity in each Portfolio, including shareholder identity and transaction information where Transfer Agent has such account level information, based on parameters provided to the Transfer Agent by the Administrator on behalf of the Trust and the Portfolios, as amended from time to time. The services to be performed by the Transfer Agent for the Administrator on behalf of the Trust and the Portfolios hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities. Upon written instructions from the Administrator, the Transfer Agent will implement a short-term trading redemption fee based upon parameters provided to the Transfer Agent by the Administrator. The Administrator shall instruct the Transfer Agent as to any accounts it has determined to be exempt from such fee. The Administrator, no less than once a year, will review the list of exempt accounts and instruct the Transfer Agent of any changes to an account’s exempt status. The Transfer Agent shall report to the Administrator any known exceptions to such instructions. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Administrator on behalf of the Trust and the Portfolios agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;

(i) Omnibus Transparency Services. Upon request of the Administrator, the Transfer Agent will carry out certain information requests, analyses and reporting services in support of the Trust’s obligations under Rule 22c-2(a)(2), and (3) under the 1940 Act. The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(i)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(i), the Administrator shall pay the Transfer Agent for such fees and reasonable expenses associated with such additional services as set forth on Schedule 3.1; and

(j) Escheatment, Orders, Etc. Upon request of the Administrator on behalf of the Trust and the Portfolios (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).

1.3	Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”)), the Transfer Agent, at the request of the Administrator on behalf of the Trust and the Portfolios, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.4	Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Administrator on behalf of the Trust and the Portfolios may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Trust under or pursuant to this Agreement. Such inspections shall be conducted at the Administrator’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, the Administrator or its authorized representatives shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Administrator and its authorized representatives shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Trust and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Administrator representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Administrator’s representatives to execute a confidentiality agreement reasonably acceptable to counsel to the Administrator before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Trust’s governmental regulators, at the Administrator’s expense, solely to (i) the Trust’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Trust under the Agreement. Notwithstanding the foregoing restrictions on site visits agreed upon by the parties, the Transfer Agent agrees that the Administrator, on behalf of the Trust, and its agents shall have access to the Trust’s records throughout the term of this Agreement.

1.5	Service Level Standards. The parties agree to negotiate in good faith certain service level standards that, once agreed upon, will be incorporated into this Agreement subsequent to the effective date of the Agreement.

1.6	Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Trust with the Code or any other tax law, including without limitation, withholding, as required by federal law, taxes on shareholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion of any kind and will provide only ministerial, mechanical, printing, reproducing, and other similar assistance to the Trust. In particular, the Transfer Agent will not make any judgments or exercise any discretion in determining generally the actions that are required in connection with such compliance or when such compliance has been achieved. Except to the extent of making mathematical calculations or completing forms, in each case based on the Administrator’s or the Trust’s instructions, the Transfer Agent will not make any judgments or exercise any discretion in (1) determining generally: (a) the amounts of taxes that should be withheld on Shareholder accounts; and (b) the amounts that should be reported in or on any specific box or line of any tax form; (2) classifying the status of Shareholders and Shareholder accounts under applicable tax law; and (3) paying withholding and other taxes. The Administrator or the Trust will provide comprehensive instructions to the Transfer Agent in connection with all of the services that are to be provided by the Transfer Agent under this Agreement that relate to compliance by the Trust with the Code or any other tax law, including promptly responding to requests for direction that may be made from time to time by the Transfer Agent.

2.	Third Party Administrators for Defined Contribution Plans

2.1	The Trust may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by third-party administrators (“TPAs”) which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2	In accordance with the procedures established in Schedule 2.1 entitled “Third Party Administrator Procedures,” as may be amended in writing by the Transfer Agent and the Administrator on behalf of the Trust and the Portfolios from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a) Treat Shareholder accounts established by the Plans in the name of the trustees of the Plans, Plans or TPAs, as the case may be, as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the trustee for the benefit of the Plan; and

(c) Perform all services under Section 1 as transfer agent of the Trust and the Portfolios and not as a record-keeper for the Plans.

2.3	Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is normally required.

3.	Fees and Expenses

3.1	Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Administrator, on behalf of the Trust and the Portfolios, agrees to pay the Transfer Agent the fees and expenses as set forth in the attached fee schedule (“Schedule 3.1”). Such fees and reimbursable expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Administrator on behalf of the Trust and the Portfolios and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to each Portfolio set forth on Schedule A hereto as of the date hereof and to any newly created Portfolios added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. In the event that a Portfolio is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such Portfolio.

3.2	Reimbursable Expenses. In addition to the fees paid under Section 3.1 above, the Administrator, on behalf of the Trust and the Portfolios, agrees to reimburse the Transfer Agent for reasonable reimbursable expenses, including but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, data communications equipment, computer hardware, DST disaster recovery charge, escheatment, express mail and delivery services, federal wire charges, forms and production, freight charges, household tape processing, lost Shareholder searches, lost Shareholder tracking, magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, outside mailing services, P.O. box rental, print/mail services, programming hours in excess of those allotted as part of the dedicated resources agreed to by the parties, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), transcripts, TIN certification (W-8 & W-9), vax payroll processing, year-end processing and other reasonable expenses incurred at the specific direction of the Trust or with reasonable advance written notice to the Trust.

3.3	Postage. The Transfer Agent may request that postage for mailing of dividends, Trust reports and other mailings to all shareholder accounts be advanced to the Transfer Agent by the Administrator at least seven (7) days prior to the mailing date of such materials. Upon such request, the Administrator will make good faith efforts to advance such amounts to the Transfer Agent taking into consideration the amount of notice provided to the Administrator by the Transfer Agent.

3.4	Invoices. The Administrator, on behalf of the Trust and the Portfolios, agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Administrator may only withhold that portion of the fee or expense subject to the good faith dispute. The Administrator shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Administrator is disputing any amounts in good faith. The Administrator shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid.

3.5	Cost of Living Adjustment. After the expiration of the Initial Term, unless otherwise agreed by the parties, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for St. Louis MO-IL, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics. Any such increase shall be capped at a maximum rate of five percent per year.

3.6	Late Payments. In the event that during any twelve month period the Administrator pays any undisputed amounts in two or more invoices after their respective due dates, then the Transfer Agent may charge and the Administrator will pay a late charge for any future invoice paid after the applicable due date. In such event, the Administrator shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Administrator that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, and it will remain so registered for the duration of this Agreement. It will promptly notify the Administrator in the event of any material change in its status as a registered transfer agent.

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7	It is in compliance with all material federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

4.8	The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Trust’s records and other data and the Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

5.	Representations and Warranties of the Administrator on behalf of the Trust and the Portfolios and of the Administrator on its own behalf

On behalf of the Trust and the Portfolios, the Administrator represents and warrants to the Transfer Agent that:

5.1	The Trust is a business trust duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement.

5.4	The Trust is an open-end and diversified management investment company registered under the 1940 Act.

5.5	A registration statement under the Securities Act of 1933, as amended, for the Shares being offered by the Trust is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Trust.

The Administrator further represents and warrants to the Transfer Agent that:

5.6	The Administrator is a limited liability company organized and existing and in good standing under the laws of the State of Delaware.

5.7	All corporate proceedings required by its organizational documents have been taken to authorize the Administrator to enter into and perform this Agreement.

5.8	The Administrator is authorized to act on behalf of the Trust in entering into and performing this Agreement; and

5.9	The Administrator is individually liable for all duties and obligations under this Agreement on behalf of itself and the Trust, including, without limitation, the payment of fees.

6.	Wire Transfer Operating Guidelines

6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Portfolio account(s) upon the receipt of a payment order in compliance with the selected security procedure as described in Section 6.2 (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Administrator’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Security Procedure. The Administrator on behalf of the Trust and the Portfolios acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Administrator from security procedures offered by the Transfer Agent. The Administrator shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Administrator must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Administrator’s authorized personnel. The Transfer Agent shall verify the authenticity of all Administrator instructions according to the Security Procedure.

6.3	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s reasonable judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith and with reasonable inquiry, is unable to satisfy itself that the transaction has been properly authorized. In the case of any such rejection, the Transfer Agent shall notify the Administrator, or its designee, as soon as reasonably practicable.

6.5	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act.

6.6	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent has acted in accordance with the standard of care set forth in Section 9 and that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8	ACH Credit Entries/Provisional Payments. When a Portfolio initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the applicable Portfolio in connection with such entry, and the party making payment to the Portfolio via such entry shall not be deemed to have paid the amount of the entry.

6.9	Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. The Trust must report any objections to the execution of an order within thirty (30) calendar days of receipt of such confirmation.

7.	Data Access and Proprietary Information

7.1	The Administrator acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Administrator and the Trust by the Transfer Agent as part of the Administrator’s and Trust’s ability to access certain Trust-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined in Section 10.2 below) or the confidential information of the Trust. The Administrator on behalf of itself and on behalf of the Trust and the Portfolios agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Administrator agrees for itself and its officers, on behalf of the Trust and applicable agents to:

(a) Use such programs and databases (i) solely on the Administrator’s, Trust’s or such agent’s computers, (ii) solely from equipment at the location or locations agreed to between the Administrator and the Transfer Agent (including such alternative locations as have been mutually agreed upon by the parties) and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Administrator’s, the Trust’s or such agent’s computer(s)), the Proprietary Information;

(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d) Refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computer to the Administrator’s, the Trust’s or such agent’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Administrator and the Trust to have access only to those authorized transactions as agreed to between the Administrator and the Transfer Agent; and

(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3	The Administrator for itself and on behalf of the Trust acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4	The Administrator may disclose the Proprietary Information in the event that it is required to be disclosed: (i) by law or in a judicial or administrative proceeding; or (ii) by an appropriate regulatory authority having jurisdiction over the Administrator or the Trust; provided that all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the Transfer Agent as much advance notice of the possibility of such disclosure as practical so the Transfer Agent may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

7.5	If the Administrator notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Administrator agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. EXCEPT THOSE EXPRESSLY STATED HEREIN THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.6	If the transactions available to the Administrator and the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such reliance is reasonable and such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.7	Each party shall take reasonable efforts to advise its employees and officers of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.	Indemnification

8.1	The Transfer Agent shall not be responsible for, and the Administrator on behalf of itself and the Trust and each Portfolio shall indemnify and hold the Transfer Agent, its directors, officers and agents, and with respect to Section 1.3 and Section 8.1(f) herein, also State Street, harmless, from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent, its directors, officers and agents, or affiliate is a named party), payments, reasonable expenses and liability arising directly out of or directly attributable to:

(a) All actions of the Transfer Agent or its agents or subcontractors permitted and required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Administrator’s or the Trust’s lack of good faith, negligence or willful misconduct;

(c) The reasonable reliance upon, and any subsequent use of or action taken or omitted, in good faith and without negligence or willful misconduct, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Administrator or the Trust, and which have been prepared, maintained or performed by the Administrator or the Trust or any other person or firm on behalf of the Administrator or the Trust including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Administrator or the Trust or any of their officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Administrator after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of external legal counsel reasonably selected and retained by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e) The acceptance of email or facsimile transaction requests on behalf of individual Shareholders received from the Administrator, broker-dealers, TPAs, the Trust or

Shareholders, and the reasonable reliance by the Transfer Agent on the Administrator, broker-dealer, TPA, the Trust or Shareholder ensuring that the original source documentation is in good order and properly retained; or

(f) The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent, provided such negotiation and processing are done in good faith and without negligence or willful misconduct.

8.2	To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above for same matter, the Administrator shall not be responsible for, and the Transfer Agent shall indemnify and hold the Administrator, the Trust and each Portfolio, and each of their Trustees, officers and agents harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, reasonable expenses and liability arising directly out of or directly attributable to (i) any action or failure of the Transfer Agent to act as a result of the Transfer Agent or its agents’ lack of good faith, negligence or willful misconduct in the performance of its services hereunder; or (ii) a breach of the terms of the Agreement by the Transfer Agent. For those activities or actions clearly delineated in the Procedures, the Transfer Agent and its agents shall be afforded a rebuttable presumption that it has used reasonable care, acted without negligence, and acted in good faith if it has acted in accordance with the Procedures.

8.3	In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

8.4	As-of Adjustments.

(a) Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, the Transfer Agent will discuss with the Administrator the Transfer Agent’s accepting liability for an “as of” on a case-by-case basis and, subject to the limitation set forth in Section 9, will accept financial responsibility for a particular situation resulting in a financial loss to the Trust where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent has not acted in accordance with the standard of care under the Agreement and, except as provided below in subparagraph (c), the Transfer Agent’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 8.4 when it results in a pricing error on a particular transaction (i) greater than a negligible amount per shareholder, or (ii) which equals or exceeds one full cent ($.01) per share times the number of shares outstanding with respect to a class of shares of a Portfolio.

(b) If the net effect of the “as of” transaction that is determined to be caused solely by the Transfer Agent is negative and exceeds the above limits, then the Transfer Agent shall promptly contact the Trust and Trust accountants. The Transfer Agent will work with the Trust and Trust accountants to determine what, if any, impact the threshold break has on the applicable Portfolio’s Net Asset Value by share class and what, if any, further action is required. These further actions may include but are not limited to, the Portfolio re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Portfolio that took place during the period or a payment to the Portfolio. The Trust and the Portfolios will work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Trust and the Portfolios will re-price the affected day(s) and allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, the Transfer Agent shall make such account adjustments and take such other action as is necessary to compensate Shareholders for Shareholder losses and make a payment to the Portfolio to settle such loss. If the Transfer Agent makes a payment to settle a loss, the amount paid by the Transfer Agent shall be deducted from the amount of any accumulated losses calculated in the calendar quarter monitoring process described below.

(c) In the event that an error by the Transfer Agent resulting from the Transfer Agent’s failure to comply with its standard of care under this Agreement and an error by State Street in violation of its applicable standard of care under its agreement with the Trust, when taken together result in an as-of loss on a single transaction or on a single day in the Trust that is equal to or greater than $.01 per Share calculated on the basis of the total value of all outstanding Shares of the affected class of Shares of the Portfolio, the parties agree to negotiate in good faith as to the allocation of responsibility for, and appropriate settlement of, such loss. In the event that an error by the Transfer Agent resulting from the Transfer Agent’s failure to comply with its standard of care under this Agreement and an error by the Administrator, the Trust or a broker-dealer, when taken together with the Transfer Agent’s error, result in an as-of loss on a single transaction in the Trust that is equal to or greater than $.01 per Share calculated on the basis of the total value of all outstanding Shares of the affected class of Shares of the Portfolio, the parties agree to negotiate in good faith as to the allocation of responsibility for, and appropriate settlement of, such loss. Any amount paid by the Transfer Agent to settle a loss under subparagraph (b) or this subparagraph (c) will be deducted from the amount of any cumulative losses calculated as described in subparagraph (d).

(d) The Transfer Agent will maintain a subsidiary ledger netting daily gains and losses, carrying the balance forward to be netted against future gains and losses. Net gains and/or losses for each Portfolio from as-of transactions shall be recorded in the ledger indicating the responsible party (Transfer Agent, Trust Advisor, Other). The Transfer Agent will monitor all Portfolios on a Share class by Share class basis to determine the accumulated gain or loss effect of “as-of trades” caused solely by the Transfer Agent. On the first business day following the end of each calendar quarter, if the Portfolio has an accumulated un-reimbursed as-of loss on any of its Share classes that is attributed to the Transfer Agent’s error resulting from the Transfer Agent’s failure to comply with its standard of care under this Agreement, then the Transfer Agent shall pay to the Portfolio the amount of such loss in excess of $.0075 per share calculated on the basis of the total value of all outstanding Shares of the affected Share class of the Portfolio. If at the end of the calendar quarter, a Portfolio has accumulated a gain with respect to a particular Share class, that gain shall remain with the Portfolio.

(e) The Transfer Agent shall maintain in its records “delay in processing forms” showing that all Transfer Agent-caused “as-of” transactions have been implemented solely for appropriate reasons, and will provide such documentation to a Portfolio or its investment adviser upon request. The Transfer Agent will report periodically the net economic effect on each Portfolio of all Transfer Agent-caused “as-of” transactions (other than “as-of” transactions for which the Portfolio has previously been reimbursed for any negative effect.).

(f) It is understood that any order (whether to purchase, sell or transfer) with respect to the Shares of the Trust is generally made at the Net Asset Value of the Shares next determined after the order is received by the Trust or its designees, in good order, or as otherwise specified in the Trust’s then effective prospectus. The Trust or an authorized person of the Trust shall so instruct the Transfer Agent of the proper effective date of an “as-of” transaction and the Trust’s determination in this regard shall be binding on all parties.

9.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use commercially reasonable best efforts to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. The standard of care under this Section 9 also shall apply to Exception Services, as defined in Section 2.3 herein. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Portfolios subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Portfolios covered by this Agreement during the twelve (12) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought, or if this Agreement has been in place for less than twelve months, the amount of fees and charges, but not including reimbursable expenses, received by the Transfer Agent under the Agreement for such period. The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent or its employees or agents or any intentional malevolent acts by the Transfer Agent’s employees. For purposes of this Section 9, “intentional malevolent acts” shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such acts violate this Agreement and are likely to cause damage or harm.

10.	Confidentiality

10.1	The Transfer Agent and the Administrator on behalf of itself and the Trust and the Portfolios agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Administrator, the Trust or their agents, used or gained by the Transfer Agent, the Administrator or Trust or their agents during performance under this Agreement, except to the extent required by law, court order or the request of a governmental agency or regulatory authority having jurisdiction over the disclosing party. The Administrator and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent, the Administrator, the Trust or their agents and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Trust agent for purposes of providing services under this Agreement.

10.2	As between the Administrator and Transfer Agent, Customer Information (as defined below) is and will remain the sole and exclusive property of the Trust. “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Trust’s customer(s) or prospective customer(s) and plan administrators (collectively, “Trust Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Trust service, including the Trust’s or its investment adviser’s or distributor’s web site; or (iii) any data otherwise submitted in the process of registering for a Trust service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”). This Agreement shall not be construed as granting any ownership rights in Transfer Agent to Customer Information.

10.3	The Transfer Agent represents, covenants, and warrants that Transfer Agent will use Customer Information only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time, and (iii) federal and state privacy laws applicable to its business, including the GLB Act as such is applicable to its transfer agency business.

10.4	In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Administrator (except where prohibited by law) and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person if required by law or court order.

11.	Covenants of the Administrator and the Transfer Agent

11.1	The Administrator shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the organizational documents of the Trust and all amendments thereto.

11.2	The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Administrator on behalf of the Trust and the Portfolios for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time. The Transfer Agent shall also maintain customary records in connection with its agency for the Trust; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act or any successor rule or applicable regulation and the Transfer Agent acknowledges that to the extent required by such rules or regulation, that such records are the property of the Trust. Records maintained by the Transfer Agent on behalf of the Trust shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Trust’s possession or destroyed them at the Administrator’s request.

11.4

Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Trust and its Chief Compliance Officer. Upon request of the Administrator, the Transfer Agent will provide to the Administrator in connection with any periodic annual or semi-annual shareholder report filed by the Trust or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 in a form reasonably acceptable to the Administrator on behalf of the Trust with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Administrator on behalf of the Trust a certification in a form reasonably acceptable to the Trust in connection with its compliance with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments, and will promptly notify the Administrator of any such changes.

11.5	SAS70 Reports. The Transfer Agent will furnish to the Administrator, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70 (the “SAS70 Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Administrator may reasonably request.

11.6	Information Security. The Transfer Agent maintains and will continue to maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of the Trust’s Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements. The Transfer Agent will meet with the Administrator, at its request, on an annual basis, and as otherwise reasonably requested by the Administrator, to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Trust’s Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Administrator of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, (ii) provide the Administrator with assurance reasonably satisfactory to the Administrator that such violation will not recur, and (iii) provide credit monitoring or other similar services for a one-year period to Shareholders or others affected by the violation.

11.7

Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Administrator. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Administrator may participate in such test. Upon request by the Administrator, the Transfer Agent will provide the Administrator with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Administrator of the disruption and the steps being implemented under the business continuity plan. Further, in the event of a business disruption, the Transfer Agent shall act in good faith and take all reasonable steps in accordance with its business continuity plan to minimize service interruptions to the Trust. In the event of a business disruption that results in a material service interruption to the Trust, the parties shall negotiate in good faith and agree upon an appropriate fee reduction for the period subject to such service disruption.

12.	Termination of Agreement

12.1	Term. The initial term of this Agreement (the “Initial Term”) shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive periods of one year each (“Renewal Term”). The fee schedule set forth on Schedule 3.1 shall apply to the first and second one year Renewal Terms following the Initial Term. Either the Transfer Agent or the Administrator on behalf of the Trust shall give written notice to the other party at least one hundred eighty (180) calendar days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the term for an additional one year period. In the event the Administrator wishes to terminate this Agreement prior to the expiration of the Initial Term or a Renewal Term, the Administrator shall give at least one hundred eighty (180) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 12.3. At least one hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Administrator will agree upon a Fee Schedule for the upcoming Renewal Term. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

12.2	Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Administrator on behalf of the Trust and Portfolios, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Administrator, Trust and Portfolios, the Transfer Agent, at Administrator’s request, shall offer reasonable assistance to the Trust in converting the Trust’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Administrator on behalf of the Trust and the Portfolios (the “Deconversion”). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 7.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

12.3	Termination or Non Renewal.

(a) Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement by the Administrator on behalf of the Trust and Portfolios, the Administrator will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Administrator’s Deconversion.

(b) Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement by the Administrator on behalf of the Trust and Portfolios, the Administrator shall pay the Transfer Agent for the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Administrator requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

(c) Early Termination for Convenience. In addition to the foregoing, in the event that the Administrator on behalf of the Trust and Portfolios terminates this Agreement prior to the end of the Initial Term other than due to the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, the Transfer Agent reserves the right to charge, in which case the Administrator agrees to pay, an amount equal to the average monthly fee paid by the Administrator to the Transfer Agent under the Agreement during the term in effect multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent. In the event that the Administrator terminates this Agreement prior to the end of a Renewal Term, other than due to the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, then the Administrator shall pay the Transfer Agent an amount equal to the average monthly fee paid by the Administrator to the Transfer Agent under the Agreement multiplied by the number of months remaining in such Renewal Term but not to exceed four months of fees.

12.4	Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Administrator to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Administrator, provided that the Transfer Agent provides the Administrator with 30 days notice and opportunity to pay the unpaid invoice. Such right to terminate shall not apply with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

12.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.7	Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has, or may reasonably be deemed to result in, a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

12.8	The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

12.9	Within sixty (60) days after completion of a Deconversion, the Administrator will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Trust and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice. If the Administrator fails to give that notice within sixty (60) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Administrator. Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement. In no event shall the Transfer Agent be required to keep archived versions of Trust records beyond the requirements of law applicable to its transfer agency business and the terms of this Section 12.9. In the event the Administrator terminates this Agreement and later re-engages the Transfer Agent for performance of transfer agency services, the Administrator agrees to pay the reasonable administrative costs for recovery of any records that are still in the Transfer Agent’s possession.

13.	Assignment and Third Party Beneficiaries

13.1	Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Administrator on behalf of the Trust and the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Administrator on behalf of the Trust and the Portfolios. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Administrator or the Trust. Other than as provided in Section 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.	Subcontractors

14.1	The Transfer Agent may, without further consent on the part of the Administrator, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act and has the financial capacity and resources to provide the level of services required of the Transfer Agent hereunder or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Administrator for the acts and omissions of its affiliate (and for any other agent or subcontractor selected and used by the Transfer Agent to provide services required hereunder) as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Administrator and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party. The Transfer Agent may provide the services hereunder from service locations within or outside of the United States without the consent of the Trust; provided, however, that if any service is to be provided from outside of the United States during the Initial Term of this Agreement, the Transfer Agent shall obtain the prior consent of the Trust, which shall not be unreasonably withheld.

14.2	For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

15.	Changes and Modifications

15.1

During the term of this Agreement the Transfer Agent will use on behalf of the Administrator all improvements, modifications, enhancements, or changes which its affiliate DST Systems, Inc. (“DST”) may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Administrator on behalf of the Trust and Portfolios. No charges will be assessed therefor unless a specific charge is made for such improvements in the standard Transfer

Agent pricing schedule, and is charged generally to other existing clients using the modified or improved system, in which event such charges shall be based on number of accounts or some other equitable measure allocating charges in accordance with number of users or amount of usage. Notwithstanding the foregoing, (i) all such improvements shall be option-controlled (i.e., the Administrator on behalf of the Trust and Portfolios may elect not to activate such improvements and such improvements shall not be necessary to the functionality of the systems or services); and (ii) prior to implementing any additional fees for such improvements, the Transfer Agent shall provide written notice of the proposed additional fees to the Administrator, along with supporting documentation sufficient to justify the proposed increase in such fees. If any change in law, rule, regulation or industry practice requires the Transfer Agent to make substantial system improvements that result in material increases in the cost of operating the affected Transfer Agent system, then the Transfer Agent and the Administrator, on behalf of the Trust and Portfolios, will negotiate in good faith any appropriate additional costs to be paid by the Administrator (in accordance with the Administrator’s pro-rata share of such costs among the Transfer Agent’s customers based on respective number of accounts or other equitable measure as agreed upon by the parties).

15.2	The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Administrator will be notified promptly prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall adversely change or affect the operations and procedures of the Administrator in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Administrator is given thirty (30) days prior notice to allow the Administrator to change its procedures and unless the Transfer Agent provides the Administrator with revised operating procedures and controls.

15.2	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST, an affiliate of the Transfer Agent.

16.	Miscellaneous

16.1	Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties.

16.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

16.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9	Merger of Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11.	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:

Boston Financial Data Services, Inc.

2 Heritage Drive

North Quincy, Massachusetts 02171

Attention: Legal Department

Facsimile: (617) 483-2490

(b)	If to the Administrator, to:

Pacific Investment Management Company, LLC

840 Newport Center Drive

Newport Beach, CA 92660

Attention: Legal Department

Facsimile: (949) 720-4709

17.	Additional Portfolios

17.1	Additional Portfolios. In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which the Administrator on behalf of the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

17.2	Conditions re: Additional Portfolios. In the event that the Transfer Agent is to become the transfer agent for new portfolios or share classes, the Transfer Agent shall add them to the TA2000 System upon at least thirty (30) days’ prior written notice to the Transfer Agent provided that the requirements of such portfolios or share classes are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional portfolios or share classes shall be as set forth on Schedule 3.1 for the remainder of the then-current term. To the extent such portfolios or share classes use functions, features or services not set forth in Section 1.1, Section 1.2 or Schedule 3.1, the rates and charges applicable to such new functions, features or characteristics may be established or increased in accordance with Section 3.3.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY, LLC

By:
	Name:	Ernest L. Schmider
	Title:	Managing Director

ATTEST:

BOSTON FINANCIAL DATA SERVICES, INC.

By:
Name:
Title:

ATTEST:

SCHEDULE A

Trust	Type of Entity	Jurisdiction
PIMCO Funds	MA Business Trust	MA

PIMCO FUNDS		CLASS
All Asset All Authority Fund		All Classes
All Asset Fund		All Classes
California Intermediate Municipal Bond Fund		All Classes
California Short Duration Municipal Income Fund		All Classes
CommodityRealReturn Strategy Fund®		All Classes
Convertible Fund		All Classes
Developing Local Markets Fund		All Classes
Diversified Income Fund		All Classes
Emerging Local Bond Fund		All Classes
Emerging Markets Bond Fund		All Classes
European StocksPLUS® TR Strategy Fund		All Classes
Extended Duration Fund		All Classes
Far East (ex-Japan) StocksPLUS® TR Strategy Fund		All Classes
Floating Income Fund		All Classes
Foreign Bond Fund (U.S. Dollar-Hedged)		All Classes
Foreign Bond Fund (Unhedged)		All Classes
Fundamental Advantage Tax Efficient Strategy Fund		All Classes
Fundamental Advantage Total Return Strategy Fund		All Classes
Fundamental IndexPLUS™ Fund		All Classes
Fundamental IndexPLUS™ TR Fund		All Classes
Global Advantage Strategy Bond Fund		All Classes
Global Bond Fund (U.S. Dollar-Hedged)		All Classes
Global Bond Fund (Unhedged)		All Classes
Global Multi-Asset Fund		All Classes
GNMA Fund		All Classes
High Yield Fund		All Classes
High Yield Municipal Bond Fund		All Classes
Income Fund		All Classes
International StocksPLUS® TR Strategy Fund (U.S. Dollar-Hedged)		All Classes
International StocksPLUS® TR Strategy Fund (Unhedged)		All Classes
Investment Grade Corporate Bond Fund		All Classes
Japanese StocksPLUS® TR Strategy Fund		All Classes
Long Duration Fund		All Classes
Long Duration Total Return Fund		All Classes
Long-Term U.S. Government Fund		All Classes
Low Duration Fund		All Classes
Low Duration Fund II		All Classes
Low Duration Fund III		All Classes
Moderate Duration Fund		All Classes

Schedule A - 1

Money Market Fund	All Classes
Mortgage-Backed Securities Fund	All Classes
Municipal Bond Fund	All Classes
New York Municipal Bond Fund	All Classes
Real Return Asset Fund	All Classes
Real Return Fund	All Classes
RealEstateRealReturn Strategy Fund	All Classes
RealRetirement™ 2010 Fund	All Classes
RealRetirement™ 2020 Fund	All Classes
RealRetirement™ 2030 Fund	All Classes
RealRetirement™ 2040 Fund	All Classes
RealRetirement™ 2050 Fund	All Classes
Short Duration Municipal Income Fund	All Classes
Short-Term Fund	All Classes
Small Cap StocksPLUS® TR Fund	All Classes
StocksPLUS® Total Return Fund	All Classes
StocksPLUS® Fund	All Classes
StocksPLUS® Long Duration Fund	All Classes
StocksPLUS® Municipal-Backed Fund	All Classes
StocksPLUS® TR Short Strategy Fund	All Classes
Total Return Fund	All Classes
Total Return Fund II	All Classes
Total Return Fund III	All Classes
Unconstrained Bond Fund	All Classes

PAPS

Asset-Backed Securities Portfolio
Developing Local Markets Portfolio
Emerging Markets Portfolio
High Yield Portfolio
International Portfolio
Investment Grade Corporate Portfolio
Short-Term Floating NAV Portfolio
Long Duration Corporate Bond Portfolio
Mortgage Portfolio
Municipal Sector Portfolio
Real Return Portfolio
Short-Term Portfolio
Short-Term Portfolio II
US Government Sector Portfolio

Schedule A - 2

PACIFIC INVESTMENT MANAGEMENT COMPANY, LLC		BOSTON FINANCIAL DATA SERVICES, INC.

By:		By:
Name:	Ernest L. Schmider	Name:
Title:	Managing Director	Title:

Schedule A - 3

SCHEDULE 1.2(f)

AML DELEGATION

Dated: October 3, 2008

1.	Delegation.

Subject to the terms and conditions set forth in this Agreement, the Trust, or its agents, hereby delegates to the Transfer Agent those aspects of the Trust’s AML program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Trust and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of Shares in each Portfolio for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

Upon request of the Trust, the Transfer Agent agrees to provide periodic reports, certification and any other information pertaining to the delegated duties as set forth below and carried out by the Transfer Agent and to notify the Trust of any material changes to the Transfer Agent’s AML policies and procedures as soon as reasonably practicable.

2.	Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Trust remains ultimately responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Trust relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners and the Trust, as well as the Trust’s investment adviser and distributor.

3.	Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, Shares in the Trust for which the Transfer Agent maintains the applicable Shareholder information.

Schedule 1.2(f) - 1

4.	Delegated Duties

4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in each Portfolio for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;

(b) Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;

(d) Review redemption transactions that occur within thirty (30) days of an account establishment or registration change or banking information change;

(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f) Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity per tax identification number (“TIN”) within the Trust to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(i) Compare all new accounts and registration maintenance through the Transfer Agent’s “Known Offenders” database and notify the Trust of any match;

(j) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded file IRS Form 8300 and issue the Shareholder notices as required by the IRS;

(k) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; notify the Trust immediately upon determination to file SAR and prior to the actual filing; prepare and file the SAR; provide the Trust with a copy of the SAR within a reasonable time after filing; and notify the Trust if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(l) Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with the necessary information for it to respond to such requests within required time frame;

Schedule 1.2(f) - 2

(m) (i) Verify the identity of any person seeking to open an account with the Trust or a Portfolio in accordance with reasonable procedures as required under the Customer Identification Program regulations, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency in accordance with the USA PATRIOT ACT;

(n) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. After assessing the money laundering risk and determining a risk ranking for the account, the Transfer Agent will notify the Trust’s AML officer of any account with a medium or above risk-ranking. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Trust’s AML officer for further instruction. Upon request by the Trust, the Transfer Agent will generate periodic reports of foreign correspondent accounts for review by the Trust for purposes of compliance with USA PATRIOT Act, Section 312. Upon instructions from the Trust, the Transfer Agent will conduct due diligence for existing accounts selected by the Trust for further review in accordance with the foregoing procedures.

(o) Upon the request by the Trust, conduct due diligence to determine if the Trust is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(p) Maintain records for carrying out the delegated duties as set forth above in accordance with applicable laws.

4.2	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Trust, unless prohibited by applicable law.

PACIFIC INVESTMENT MANAGEMENT COMPANY, LLC		BOSTON FINANCIAL DATA SERVICES, INC.

By:		By:
Name:	Ernest L. Schmider	Name:
Title:	Managing Director	Title:

Schedule 1.2(f) - 3

OPTIONAL SERVICES (NOT SELECTED)

SCHEDULE 1.2(i)

OMNIBUS TRANSPARENCY SERVICES

Dated

A.	The Trust shall provide the following information to the Transfer Agent:

1.	The name and contact information for the Financial Intermediary, with which the Trust or its agent have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Trust’s or its agent’s request, identity and transaction information about shareholders who hold their shares of a Portfolio through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.	The Portfolios to be included, along with each Portfolio’s frequency trading policy, under surveillance for the Financial Intermediary;

3.	The frequency of supplemental data requests from the Transfer Agent;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B.	Upon receipt of the foregoing information, the Trust hereby authorizes and instructs the Transfer Agent to perform the following Services:

1.	Financial Intermediary Surveillance Schedules.

(a) Create a system profile and infrastructure based upon parameters set by the Trust to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b) Initiate information requests to the Financial Intermediaries.

2.	Data Management Monitoring

(a) Monitor status of information requests until all supplemental data is received.

(b) If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Trust for the Trust to follow-up with the Financial Intermediary.

3.	Customized Reporting for Market Timing Analysis

(a) Run information received from the Financial Intermediaries through TA2000 System functionalities (utilizing PowerSelect tables, Short Term Trader and Excessive Trader).

(b) Generate exception reports using parameters provided by the Trust or its agent.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a) Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b) Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Trust.

(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.

Schedule 1.2(i) - 1

5.	Communication and Resolution of Market Timing Exceptions

(a) Communicate results of analysis to the Trust or its agent or upon request of the Trust directly to the Financial Intermediary.

(b) Unless otherwise requested by the Trust and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c) Update AWD Work Object with comments detailing resolution.

(d) Keep a detail record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a) Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Trust or its agent. As reasonable requested by the Trust or its agent, the Transfer Agent shall furnish ad hoc reports to the Trust or its agent.

7.	Support Due Diligence Programs

(a) Update system watch list with pertinent information on trade violators.

(b) Maintain a detail audit trail of all accounts that are blocked and reason for doing so.

Schedule 1.2(i) - 2

SCHEDULE 2.1

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

Dated: October 3, 2008

1.	On each day on which both the New York Stock Exchange and the Trust are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Trust, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to the Trust (i) orders by the Plan for the purchases of Shares of a Portfolio, and (ii) requests by the Plan for the redemption of Shares of a Portfolio; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Portfolio is calculated, as described from time to time in that Portfolio’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date.”

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.	On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Portfolio’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Portfolio, the TPA(s), and the Transfer Agent.

4.	The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.	The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

Schedule 2.1 - 1

7.	The TPA(s) shall, at the request and expense of the Trust, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Portfolio for delivery to its Shareholders.

8.	The TPA(s) shall, at the request of the Trust, prepare and transmit to the Trust or any agent designated by it such periodic reports covering Shares of each Portfolio held by each Plan as the Trust shall reasonably conclude are necessary to enable the Trust to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.	Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Portfolio be furnished to Participants in which event the Transfer Agent or the Trust shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or the Trust, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

PACIFIC INVESTMENT MANAGEMENT COMPANY, LLC		BOSTON FINANCIAL DATA SERVICES, INC.

By:		By:
Name:	Ernest L. Schmider	Name:
Title:	Managing Director	Title:

Schedule 2.1 - 2

SCHEDULE 3.1

FEES AND EXPENSES

Effective Date: October 3, 2008

[SAVED IN SEPARATE DOCUMENT]

PACIFIC INVESTMENT MANAGEMENT COMPANY, LLC	BOSTON FINANCIAL DATA SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

Schedule 3.1 - 1